UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*


                          CommScope Holding Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   20337X109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2023
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|X|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
--------------------------------------------------------------------------------

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 2 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            FPR Partners, LLC
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [X]


--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   18,625,657 (1)
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  0
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   18,625,657 (1)
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,625,657 (1)
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.8% (2)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IA
--------------------------------------------------------------------------------

(1) As of December 31, 2023.
(2) Based upon shares outstanding as of October 26, 2023, as reported by the Issuer on Form 10-Q for the quarterly period ending September 30, 2023.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 3 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Andrew Raab
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [X]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   0
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  18,625,657 (1)
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   0
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   18,625,657 (1)
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,625,657 (1)
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.8% (2)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------


(1) As of December 31, 2023.
(2) Based upon shares outstanding as of October 26, 2023, as reported by the Issuer on Form 10-Q for the quarterly period ending September 30, 2023.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 4 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            Bob Peck
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [X]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   0
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  18,625,657 (1)
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   0
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   18,625,657 (1)
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            18,625,657 (1)
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.8% (2)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------


(1) As of December 31, 2023.
(2) Based upon shares outstanding as of October 26, 2023, as reported by the Issuer on Form 10-Q for the quarterly period ending September 30, 2023.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 5 of 9
--------------------------------------------------------------------------------
    1.      NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            FPR Partners, LP
--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                              (a) [ ]
                                                              (b) [X]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------------------------------------------------------------------
                           5.      SOLE VOTING POWER

                                   0
        NUMBER OF      ---------------------------------------------------------
         SHARES            6.      SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                  9,656,553 (1)
          EACH         ---------------------------------------------------------
        REPORTING          7.      SOLE DISPOSITIVE POWER
       PERSON WITH:
                                   0
                       ---------------------------------------------------------
                           8.      SHARED DISPOSITIVE POWER

                                   9,656,553 (1)
--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,656,553 (1)
--------------------------------------------------------------------------------
    10.     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
            CERTAIN SHARES (See Instructions)                     [ ]

--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            4.6% (2)
--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON (See Instructions)

            PN
--------------------------------------------------------------------------------


(1) As of December 31, 2023.
(2) Based upon shares outstanding as of October 26, 2023, as reported by the Issuer on Form 10-Q for the quarterly period ending September 30, 2023.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 6 of 9
--------------------------------------------------------------------------------

Item 1.  Issuer
         ------

        (a) Name of Issuer:
            --------------
            CommScope Holding Company, Inc.

        (b) Address of Issuer's Principal Executive Offices:
            -----------------------------------------------
            3642 E. US Highway 70
	    Claremont, NC 28610

Item 2.	 Identity And Background
         -----------------------

	(a) Name of Person Filing:
            ---------------------

            This Amendment No. 9 is jointly filed by and on behalf of FPR Partners,LLC ("FPR"), Andrew Raab, Bob Peck, and FPR Partners, LP (collectively, the "Reporting Persons"). The reported shares of Common Stock are held directly by certain limited partnerships, including FPR Partners, LP (collectively, the "Funds".) FPR acts as investment manager to the Funds and may be deemed to indirectly beneficially own securities owned by the Funds. Andrew Raab and Bob Peck are the Senior Managing Members of FPR and may be deemed to indirectly beneficially own securities owned by FPR and the Funds. Each of the Reporting Persons declares that neither the filing of this statement nor anything herein shall be construed as an admission that such person is, for the purposes of Sections 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owner of any of the securities covered by this statement. The Reporting Persons are filing this statement jointly, but not as members of a group, and each expressly disclaims membership in a group. The agreement among the Reporting Persons relating to the joint filing of this Schedule 13G is attached as
            Exhibit 99.1 hereto.

        (b) Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------
 	    405 Howard Street, 2nd Floor
	    San Francisco, CA 94105

	(c) Citizenship:
            -----------
            FPR Partners, LLC is a limited liability company and FPR Partners, LP is a limited partnership, each organized under the laws of the State of Delaware. Mr. Raab and Mr. Peck are US citizens.

	(d) Title of Class of Securities:
            ----------------------------
	    Common Stock

	(e) CUSIP Number:
            ------------
	    20337X109

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 7 of 9
--------------------------------------------------------------------------------

Item 3.  If this statement is filed pursuant to 240.13d-1(b) or
	 240.13d-2(b) or (c), check whether the person filing is a:
         ---------------------------------------------------------

	(a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o);

	(b) [ ] Bank as defined in section 3(a)(6) of the Act
	        (15 U.S.C. 78c);

	(c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c);

	(d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8);

	(e) [X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

	(f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

	(g) [X] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

	(h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j) [ ] A non-U.S. institution in accordance with 240.13d-1(b)(1)(ii)(J);

	(k) [ ] Group, in accordance with 240.13d-1(b)(1)(ii)(K).

 (1) FPR is an investment adviser in accordance with 240.13d-1(b)(1)(ii)(E)
 (2) Mr. Raab and Mr. Peck are control persons of FPR in accordance with with 240.13d-1(b)(1)(ii)(G)

Item 4.  Ownership
         ---------
	(a) Amount beneficially owned: See Item 9 on the cover pages hereto.

	(b) Percent of class: See Item 11 on the cover pages hereto.

	(c) Number of shares as to which the person has:

	    (i) Sole power to vote or to direct the vote:
			See Item 5 on the cover pages hereto.

	    (ii) Shared power to vote or to direct the vote:
		 	See Item 6 on the cover pages hereto.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 8 of 9
--------------------------------------------------------------------------------

            (iii) Sole power to dispose or to direct the disposition of:
		  	See Item 7 on the cover pages hereto.

	    (iv) Shared power to dispose or to direct the disposition of:
		 	See Item 8 on the cover pages hereto.

Item 5.  Ownership Of Five Percent Or Less Of a Class
         --------------------------------------------

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5.0% of the class of securities, check the following [ ].

Item 6.  Ownership Of More Than Five Percent On Behalf Of Another Person
         ---------------------------------------------------------------

         FPR Partners, LLC is an SEC registered investment advisor whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the securities covered by this statement. Bob Peck and Andrew Raab are the Senior Managing Members of FPR Partners, LLC.

Item 7.  Identification  And Classification Of The Subsidiary Which Acquired The
         -----------------------------------------------------------------------
         Security Being Reported On By The Parent Holding Company
         --------------------------------------------------------
         Not Applicable.

Item 8.  Identification And Classification Of Members Of The Group
         ---------------------------------------------------------

         FPR Partners, LLC is the investment advisor to client accounts. Bob Peck and Andrew Raab are the Senior Managing Members of FPR Partners, LLC. The Funds hold the stock for the benefit of their respective investors, and the Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the stock. No individual client's holding of the stock is more than five percent of the outstanding shares of the applicable class of the stock. The Reporting Persons are filing this Schedule 13G jointly, but not as members of a group, and each of them expressly disclaims membership in a group. Further, each of the Reporting Persons disclaims beneficial ownership of the stock except to the extent of that Reporting Person's pecuniary interest therein.

Item 9.  Notice Of Dissolution Of Group
         ------------------------------
         Not Applicable.


Item 10. Certification
         -------------

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                SCHEDULE 13G
-------------------------                              -------------------------
CUSIP NO. 20337X109                                             Page 9 of 9
--------------------------------------------------------------------------------

                                   SIGNATURES
                                   ----------

         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  February 14, 2024


				        FPR Partners, LLC

					/s/ Siu Chiang
					-------------------------------------
               				Name: Siu Chiang
	       				Title: Chief Financial Officer


        				Andrew Raab

        				/s/ Siu Chiang for Andrew Raab
					-------------------------------------
					Name: Andrew Raab



        				Bob Peck

        				/s/ Siu Chiang for Bob Peck
					-------------------------------------
					Name: Bob Peck



        				FPR Partners, LP

        				/s/ Siu Chiang for FPR Partners, LP
					-------------------------------------
					Name: FPR Partners, LP


Exhibit 99.1	Joint Filing Agreement, dated August 18, 2022, by and among
		FPR Partners, LLC, Andrew Raab, Bob Peck and FPR Partners, LP (furnished herewith).



Exhibit 99.2	Confirming Statement for Andrew Raab (furnished herewith).



Exhibit 99.3	Confirming Statement for Bob Peck (furnished herewith).